EXHBIIT 99.1


                                  NEWS RELEASE


For immediate release Thursday, May 2, 2002

COACHMEN INDUSTRIES, INC. REPORTS IMPROVED FIRST QUARTER RESULTS

        O LOSS OF $0.04 PER SHARE MARKS SIGNIFICANT IMPROVEMENT OVER LOSS OF $0.31 PER SHARE IN YEAR-EARLIER PERIOD.

        O  WHOLESALE RV MARKET SHARE UP 14.5% SINCE  START OF THE YEAR.

        O BACKLOGS UP SINCE START OF YEAR IN RECREATIONAL VEHICLES AND MODULAR HOUSING.

        O CASH FLOW REMAINS POSITIVE WITH $52.5 MILLION IN CASH AND SECURITIES AT END OF QUARTER.

ELKHART, IND. - Coachmen Industries, Inc. (NYSE: COA) today announced a significantly reduced loss for the first quarter of 2002 that is consistent with its earlier guidance and supports the Company's expectation for a return to profitability for the full year 2002.

The loss of $0.6 million, or $0.04 per share, for the quarter compares with a loss of $4.9 million, or $0.31 per share, in the year-earlier period. Sales for the first quarter increased to $154.5 million versus $152.9 million in the first quarter of 2001.

Claire C. Skinner, Chairman, Chief Executive Officer and President, remarked, "Although we are not satisfied with even this small loss for the first quarter, it matches the public guidance we had provided; and the underlying trends affirm our outlook for further improvement in coming quarters. As a result of the growth thus far in our RV shipments, our market share is 7.1% based on shipments to dealers, up 14.5% just from the start of the year. The focus of our marketing program is to sustain that momentum over the remainder of 2002. Trade statistics show that the improving trend in shipments of recreational vehicles to dealers that began in 2001 has carried over into 2002. Because inventories at the retail level are relatively low we had expected that any strengthening in

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Coachmen Industries, Inc. Reports First Quarter
Page 2
May 2, 2002

retail sales would translate quickly into increased orders. We are benefiting not only from that positive industry-wide trend but also from the extensive design and product changes that are reflected in our 2002 line of recreational vehicles. The results of our Modular Housing group for the first quarter were down somewhat from a year ago. This is not the strongest period of the year for our business because of seasonal factors, and we are encouraged that the backlog of orders in this business segment was up 26% at the close of the quarter from the end of 2001."

                                                     QUARTER ENDED
                                                        MARCH 31,
                                                     2002             2001
                                               --------------    -------------
SALES
Recreational Vehicle                            $  109,521        $  106,263
Modular Housing/Building                            44,936            46,661
                                               --------------    -------------
     Total                                      $  154,457        $  152,924
                                               ==============    ============
PRE-TAX INCOME (LOSS)
Recreational Vehicle                            $     (573)       $  (5,511)
Modular Housing/Building                              (512)             475
Other                                                  189           (2,756)
                                               --------------    -------------
                                                $     (896)       $  (7,792)
                                              ===============   ==============

RECREATIONAL VEHICLE SEGMENT

The Company's Recreational Vehicle segment is benefiting from the improving trend in retail purchases that began industry-wide during the fourth quarter of 2001. This pattern has continued and even accelerated thus far in 2002. The Company had expected that the trend in wholesale shipments through at least the first half of 2002 would track closely with the change in retail sales because of the relatively low level of inventory at dealers. The uncertainty about the direction of the economy caused dealers on an industry-wide basis to reduce inventories during 2001, leaving the supply chain lean at the start of 2002.

Coachmen has the infrastructure and existing manufacturing capacity to be able to increase its recreational vehicle production quickly. The daily production rate in units at Coachmen was up 25% versus a year ago by the end of the first quarter. The Company expects to continue operating at a significantly higher production rate over the remainder of 2002 and is reopening a motorhome facility that was closed late in 2000 when the cyclical downswing in demand was starting. The increase in Coachmen's shipment rate in 2002 is well above that of the industry as a whole, signifying the Company's success in increasing its wholesale market share. The Company continues to market one of the broadest lines of recreational vehicles and is benefiting from the extensive redesign and marketing changes made during 2001 throughout its various models.


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Coachmen Industries, Inc. Reports First Quarter
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May 2, 2002


MODULAR HOUSING AND BUILDING SEGMENT

The Company's modular housing/building segment reported lower sales and a small operating loss for the first quarter. One of the factors affecting this business segment has been the sharp drop in demand from the telecom industry which uses modular structures extensively in their operations. Seasonal factors make it difficult to extrapolate sales of modular homes in the first quarter into a forecast for the full year. However, the backlog of homes was up at the close of the quarter, and the Company expects an improvement in the results of this business segment over the remainder of the year. While attending to its traditional markets, the Company is also concentrating on achieving greater penetration of urban markets where it can realize higher economies of scale from advertising and other marketing expenses.

BALANCE SHEET/CASH FLOW

As of March 31, 2002, the Company had cash and marketable securities of $52.5 million and shareholders' equity of $208.1 million. Cash flow was $11.8 million and capital expenditures totaled $1.1 million for the first quarter.

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, "We are continuing to generate positive cash flow and to maintain a strong, liquid balance sheet. We had a debt/capital ratio of 5% at the end of the first quarter. The strength of our balance sheet provides considerable flexibility for us to fund internal expansion opportunities and to consider acquisitions that meet our established criteria, including being complementary to our business and accretive to earnings in the first year of ownership."

OUTLOOK

Skinner said, "The results for the first quarter, which is not seasonally the strongest period of the year for the modular housing side of our business, were in line with our expectations. Based on current trends, we continue to expect to report at least a 10% gain in net sales for 2002 and a sound rebound in profitability. We are continuing to contain costs closely and anticipate reporting earnings in each of the remaining three quarters, leading to earnings of approximately $0.75 per share for the full year.

"Our goal is to use the improvement for 2002 as a base for further gains. We believe that we can achieve the historical levels of profitability that we attained as recently as three years ago. We recognize the cyclical tendencies of both of our target markets, but each has shown consistent above-average growth on a long-term basis."

Founded in 1964, Coachmen Industries, Inc. is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including Coachmen(R), Georgie Boy(R), Shasta(R)and Viking(R). Coachmen Industries is also the largest modular home

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Coachmen Industries, Inc. Reports First Quarter
Page 4
May 2, 2002

producer in the nation with its All American Homes(R) and Mod-U-Kraf(R) subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THAT PROJECTED OR SUGGESTED DUE TO CERTAIN RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO THE POTENTIAL FLUCTUATIONS IN THE COMPANY'S OPERATING RESULTS, THE CONDITION OF THE TELECOMMUNICATIONS INDUSTRY WHICH PURCHASES MODULAR STRUCTURES, THE AVAILABILITY AND THE PRICE OF GASOLINE, THE COMPANY'S DEPENDENCE ON CHASSIS SUPPLIERS, INTEREST RATES, COMPETITION, GOVERNMENT REGULATIONS, LEGISLATION GOVERNING THE RELATIONSHIPS OF THE COMPANY WITH ITS RECREATIONAL VEHICLE DEALERS, THE IMPACT OF CONSUMER CONFIDENCE AND ECONOMIC UNCERTAINTY ON HIGH-COST DISCRETIONARY PRODUCT PURCHASES AND OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS.

For more information:
     Joseph P. Tomczak
     Executive Vice President and
     Chief Financial Officer
     219-262-0123

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Coachmen Industries, Inc. Reports First Quarter
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May 2, 2002

                            COACHMEN INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                      2002           2001
                                                  ----------     -----------
Net Sales                                         $  154,457     $   152,924

Gross Profit - $                                      19,980          16,122
Gross Profit - %                                        12.9%           10.5%

General, Selling & Administrative - $                 21,391          23,549
General, Selling & Administrative - %                   13.8%           15.4%

Operating Income/(Loss) - $                           (1,411)         (7,427)
Operating Income/(Loss) - %                             (0.9)%          (4.9)%

Other (Income)/Expense                                  (515)            365

Pre-Tax Profit/(Loss) - $                               (896)         (7,792)
Pre-Tax Profit/(Loss) - %                               (0.6)%          (5.1)%

Tax Expense/(Benefit)                                   (306)         (2,852)

Net Income/(Loss)                                       (590)         (4,940)
Earning/(Loss) Per Share -
     Basic & Diluted                                   (0.04)          (0.31)

Weighted Average Shares Outstanding
     Basic                                            16,040          15,746
     Diluted                                          16,040          15,746



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Coachmen Industries, Inc. Reports First Quarter
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May 2, 2002


                            COACHMEN INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


ASSETS                                            3/31/02            12/31/01
CURRENT ASSETS
   Cash and temporary cash investments         $   40,219          $     28,416
   Marketable securities                           12,265                12,180
   Accounts receivable                             37,766                23,756
   Inventories                                     75,924                80,477
   Prepaid expenses and other                       8,491                 9,059
   Deferred income taxes                            7,393                 7,319
                                               ---------------    --------------
      Total Current Assets                        182,058               161,207

Property & equipment, net                          79,170                80,233
Goodwill and other, net                            18,954                18,954
Other                                              27,182                28,166
                                               ---------------    --------------

      Total Assets                             $  307,364          $    288,560
                                               ===============    ==============


LIABILITIES AND SHAREHOLDERS' EQUITY              3/31/02            12/31/01
CURRENT LIABILITIES
   Current portion of long-term debt           $       918         $        917
   Accounts payable, trade                          33,179               18,944
   Accrued income taxes                                550                  494
   Other accruals                                   43,750               38,846
                                               ---------------    --------------
      Total Current Liabilities                     78,397               59,201

Long-term debt                                      10,986               11,001
Deferred income taxes                                1,257                1,257
Other                                                8,624                8,461
                                               ---------------    --------------
Total liabilities                                   99,264               79,920
Shareholder's Equity                               208,100              208,640
                                               ---------------    --------------

   Total Liabilities and Shareholders' Equity  $   307,364         $    288,560
                                               ===============    ==============


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Coachmen Industries, Inc. Reports First Quarter
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May 2, 2002

                            COACHMEN INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                         2002           2001
                                                     ----------     -----------


CASH FLOW FROM OPERATIONS                           $   11,340       $  15,737

CASH FLOW FROM/(USED IN) ACQUISITION
 & INVESTING ACTIVITIES                                    797          (9,221)

Net Borrowings                                             (14)          8,833
Issuance/Purchase of Stock                                 482              54
Dividends                                                 (802)           (788)
                                                     ----------     -----------
   CASH FLOW FROM/(USED IN) FINANCING ACTIVITIES          (334)          8,099

INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS         11,803          14,615

Beginning of Period Cash and Temporary
 Cash Investments                                       28,416           2,614
                                                     ----------     -----------

ENDING CASH AND TEMPORARY CASH INVESTMENTS          $   40,219       $  17,229
                                                     ==========     ===========




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